Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated October 22, 2020.

Pricing Supplement dated   , 2020 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019

The Toronto-Dominion Bank
$[●]
Autocallable Contingent Interest Barrier Notes Linked to the Least Performing of the Shares of The Financial Select
Sector SPDR® Fund, the Shares of The Technology Select Sector SPDR® Fund and the Shares of The Health Care
Select Sector SPDR® Fund Due on or about October 26, 2023

The Toronto-Dominion Bank (“TD” or “we”) is offering the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the shares of The Financial Select Sector SPDR® Fund, the shares of The Technology Select Sector SPDR® Fund and the shares of The Health Care Select Sector SPDR® Fund (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 7.00% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 65.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 90.00% of its Initial Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 60.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $910.00 and $940.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-10 and “Additional Information Regarding the Estimated Value of the Notes” on page P-27 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	Up to $35.00	At least $965.00
Total	$	$	$
[1]
TD Securities (USA) LLC (“TDS”) will receive a commission of up to $35.00 (3.50%) per $1,000.00 Principal Amount of the Notes and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $35.00 per Note. The total “Underwriting Discount” and “Proceeds to TD” to be specified above will reflect the aggregate of the underwriting discount at the time TD established its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes Linked to the Least
Performing of the Shares of The Financial Select Sector SPDR® Fund, the
Shares of The Technology Select Sector SPDR® Fund and the Shares of The
Health Care Select Sector SPDR® Fund Due on or about October 26, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Assets:
The shares of The Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF UP, the “XLF Fund”), the shares of The Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK UP, the “XLK Fund”) and the shares of The Health Care Select Sector SPDR® Fund (Bloomberg ticker: XLV UP, the “XLV Fund”)

Target Indices:	With respect to the XLF Fund, the Financial Select Sector Index. With respect to the XLK Fund, the Technology Select Sector Index. With respect to the XLV Fund, the Healthcare Select Sector Index.
CUSIP / ISIN:	89114RVR4 / US89114RVR47
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	October 23, 2020
Issue Date:
October 28, 2020, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	October 26, 2023, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:
With respect to the XLF Fund, $[●] (90.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLK Fund, $[●] (90.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLV Fund, $[●] (90.00% of its Initial Value, to be determined on the Pricing Date).
Each Call Threshold Value is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:
Semi-annually, on the 23rd calendar day of each April and October, commencing on April 23, 2021 and ending on April 23, 2023, or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/2
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	7.00% per annum.

TD SECURITIES (USA) LLC	P-3

Contingent Interest Barrier Value:
With respect to the XLF Fund, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLK Fund, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLV Fund, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
Each Contingent Interest Barrier Value is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Contingent Interest Observation Dates:
Semi-annually, on the 23rd calendar day of each April and October, commencing on April 23, 2021 and ending on October 23, 2023 (the “Final Valuation Date”), or if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no market disruption event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + $1,000 x Least Performing Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value

TD SECURITIES (USA) LLC	P-4

Initial Value:
With respect to the XLF Fund, $[●] (to be determined on the Pricing Date).
With respect to the XLK Fund, $[●] (to be determined on the Pricing Date).
With respect to the XLV Fund, $[●] (to be determined on the Pricing Date).
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to the XLF Fund, $[●] (60.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLK Fund, $[●] (60.00% of its Initial Value, to be determined on the Pricing Date).
With respect to the XLV Fund, $[●] (60.00% of its Initial Value, to be determined on the Pricing Date).
Each Barrier Value is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.

TD SECURITIES (USA) LLC	P-5

Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-6

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019: http://www.sec.gov/Archives/edgar/data/947263/000114036119011260/form424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-7

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments. This non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes at maturity. Furthermore, if the Final Value of any Reference Asset is less than its Barrier Value, you will lose a significant portion or all of your initial investment in the Notes.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-8

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Barrier Value and Contingent Interest Barrier Value. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.
Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the market value of the Least Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Additionally, if the Final Value of any Reference Asset is less than its Barrier Value, you will lose a significant portion or all of your initial investment in the Notes. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.

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The Contingent Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Call Threshold Value or Contingent Interest Barrier Value on a Call Observation Date or Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities of comparable maturity. However, while the Contingent Interest Rate is set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.
There Are Market Risks Associated with each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its investment adviser (each an “Investment Adviser”, and together, the “Investment Advisers”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituents and Reference Asset Constituent Issuers and, therefore, the Reference Assets. You, as an investor in the Notes, should make your own investigation into the Investment Advisers and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Investment Adviser’s SEC filings. We urge you to review financial and other information filed periodically by the Investment Advisers with the SEC.
Estimated Value
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes

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take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Changes that Affect the Target Index of a Reference Asset Will Affect the Market Value of the Notes and Any Amounts Payable on the Notes.
The Reference Assets are exchange-traded funds (“ETFs”) that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Index Sponsor”, and together, the “Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect any amounts payable on the Notes and the market value of the Notes prior to maturity. Any amounts payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.
The Performance of a Reference Asset May Not Correlate With That of its Target Index.
The performance of a Reference Asset will not exactly replicate the performance of its Target Index because such Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that a Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Asset, differences in trading hours between such Reference Asset and its Target Index or due to other circumstances.
The Value of a Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of a Reference Asset may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of the Reference Asset Constituents may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of that Reference Asset and may adversely affect the liquidity and prices of that Reference Asset, perhaps significantly. For any of these reasons, the market value of a Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to a Reference Asset Could Adversely Affect the Notes.
The Investment Advisers (as specified under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Reference Asset. An Investment Adviser may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
There Are Liquidity and Management Risks Associated with an ETF and Each Reference Asset Utilizes a Passive Indexing
Investment Approach.
Although shares of each Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each Reference Asset is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, none of the Reference Assets are managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from a Target Index, that Reference Asset generally would not sell a stock because that stock’s issuer was in financial trouble.

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The Notes Are Subject to Risks Associated With the Financial Sector.
The XLF Fund seeks to track the performance of the Financial Select Sector Index, which is comprised of the stocks of companies representing the financial sector of the S&P 500® Index. The XLF Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
The Notes Are Subject to Risks Associated With Mortgage REITs.
The XLF Fund is subject to risks associated with mortgage real estate investment trusts (“Mortgage REITs”). Mortgage REITs, which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, Mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the Mortgage REIT when due. In the event of a default by a borrower, the Mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, Mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a Mortgage REIT could fail to qualify for favorable tax or regulatory treatment.
The Notes Are Subject to Risks Associated With the Technology Sector.
The XLK Fund seeks to track the performance of the Technology Select Sector Index, which is comprised of the stocks of companies representing the technology sector of the S&P 500® Index. All or substantially all of the equity securities included in the XLK Fund are issued by companies whose primary line of business is directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
The Notes Are Subject to Risks Associated With the Health Care Sector.
The XLV Fund seeks to track the performance of the Health Care Select Sector Index, which is comprised of the stocks of companies representing the health care sector of the S&P 500® Index. The XLV Fund invests in companies in the health care sector, which are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on patent protection and the process of obtaining patent approval can be long and costly. The expiration of patents may adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

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If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains equal to or greater than its Barrier Value and Contingent Interest Barrier Value or increases to greater than its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
We Have No Affiliation with Any Index Sponsor or Any Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Any Investment Adviser.
The Index Sponsors and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or any Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsors and the Investment Advisers have no obligation of any sort with respect to the Notes. Thus, the Index Sponsors and the Investment Advisers have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsors or the Investment Advisers.
You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset, and you will not have any voting rights, any rights to receive dividends or other distributions, any rights against any Investment Advisers, or any other rights with respect to any Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Contingent Interest Barrier Value and Barrier Value, of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Those events or other actions by any Investment Adviser or a third party may nevertheless adversely affect the value of a Reference Asset, and adversely affect the value of your Notes.
The Contingent Interest Observation Dates (including the Final Valuation Date), Call Observation Dates and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date), Call Observation Date and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description  of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and under “Summary—Call Observation Dates” and “—Contingent Interest Observation Dates” herein. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their

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customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, an Initial Value of $300.00, $150.00 and $200.00, a Call Threshold Value of $270.00, $135.00 and $180.00 (each 90.00% of its Initial Value); a Contingent Interest Barrier Value of $195.00, $97.50 and $130.00 (each 65.00% of its Initial Value); a Barrier Value of $180.00, $90.00 and $120.00 (each 60.00% of its Initial Value); a Contingent Interest Payment of $35.00 per Note (reflecting the Contingent Interest Rate of 7.00% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes will be set forth in the final pricing supplement.

Example 1 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First
Reference Asset A: $330.00 (greater than or equal to its Call Threshold
Value and Contingent Interest Barrier Value)
Reference Asset B: $170.00 (greater than or equal to its Call Threshold
Value and Contingent Interest Barrier Value)
Reference Asset C: $190.00 (greater than or equal to its Call Threshold
Value and Contingent Interest Barrier Value)
$1,000 (Principal Amount) + $35.00 (Contingent Interest Payment) $1,035.00 (Total Payment upon Automatic Call)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than its Contingent Interest Barrier Value) on the first Call Observation Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,035.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 3.50% per Note. No further amounts will be owed under the Notes.

Example 2 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First
Reference Asset A: $250.00 (greater than or equal to its Contingent
Interest Barrier Value; less than its Call Threshold Value)
Reference Asset B: $125.00 (greater than or equal to its Contingent
Interest Barrier Value; less than its Call Threshold Value)
Reference Asset C: $165.00 (greater than or equal to its Contingent
Interest Barrier Value; less than its Call Threshold Value)
$35.00 (Contingent Interest Payment)

Second through Fifth
Reference Asset A: Various (all greater than or equal to its Contingent
Interest Barrier Value, less than its Call Threshold Value)
Reference Asset B: Various (all greater than or equal to its Contingent
Interest Barrier Value, less than its Call Threshold Value)
$140.00 (Aggregate Contingent Interest Payments)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value, less than its Call Threshold Value)
Final Valuation Date
Reference Asset A: $260.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset B: $140.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $190.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
$1,000 (Principal Amount) + $35.00 (Contingent Interest Payment) $1,035.00 (Total Payment on Maturity Date)

Because the Closing Value of each Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is greater than or equal to its Contingent Interest Barrier Value and less than its Call Threshold Value on each Call Observation Date, we will pay the Contingent Interest Payment on each corresponding Contingent Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and its Contingent

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Interest Barrier Value on the Final Valuation Date (which is also the final Contingent Interest Observation Date), we will pay you a cash payment equal to $1,035.00 per Note on the Maturity Date, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $175.00 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,210.00 per Note, a return of 21.00% per Note.

Example 3 —
The Closing Value of At Least one Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of each Reference Asset is Greater Than its Barrier Value.

Contingent Interest and Call Observation Dates	Closing Values	Payment (per Note)
First	Reference Asset A: $170.00 (less than its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset B: $125.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset C: $140.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0

Second through Fifth	Reference Asset A: Various (all less than its Contingent Interest Barrier Value and its Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value, less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value, less than its Call Threshold Value)	$0

Final Valuation Date
Reference Asset A: $185.00 (greater than or equal to its Barrier Value;
less than its Contingent Interest Barrier Value)
Reference Asset B: $115.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $165.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
		$1,000 (Total Payment on Maturity Date)

Because the Closing Value of at least one Reference Asset on each of the Contingent Interest Observation Dates prior to the Final Valuation Date is less than its Contingent Interest Barrier Value (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on the Final Valuation Date, we will pay you a cash payment equal to $1,000.00 per Note on the Maturity Date, reflecting the Principal Amount, a return of 0.00% per Note.

Example 4 —
The Closing Value of at Least One Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First	Reference Asset A: $205.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset B: $80.00 (less than its Contingent Interest Barrier Value and Call Threshold Value)	$0
	Reference Asset C: $175.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)

Second through Fifth	Reference Asset A: Various (all less than its Contingent Interest Barrier Value and Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value and Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value and Call Threshold Value)	$0

Final Valuation Date
Reference Asset A: $150.00 (less than its Barrier Value and Contingent
Interest Barrier Value)
Reference Asset B: $140.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $190.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
		= $1,000 + ($1,000 x Least Performing Percentage Change) = $1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)

TD SECURITIES (USA) LLC	P-16

Because the Closing Value of at least one Reference Asset on each of the Contingent Interest Observation Dates prior to the Final Valuation Date is less than its Contingent Interest Barrier Value (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value (and therefore also less than its Contingent Interest Barrier Value) on the Final Valuation Date, we will pay you a cash payment that is less than the Principal Amount on the Maturity Date, equal to the sum of the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $500.00 per Note, a loss of 50.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

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Information Regarding the Reference Assets
We have derived all information contained in this document regarding the Reference Assets from publicly available information. We have not conducted any independent review or due diligence of any publicly available information with respect to the Reference Assets. You should make your own investigation into each Reference Asset.
Included on the following pages is a brief description of each Reference Asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides the historical performance for each Reference Asset for the specified periods. We obtained the historical information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. You should not take the historical performance of any Reference Asset as an indication of its future performance. We cannot give you assurance that the performance of any Reference Asset will result in any positive return on your initial investment.
Each Reference Asset is registered under the Securities Act of 1933, the Investment Company Act of 1940, each as amended, and/or the Exchange Act. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each Investment Adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Financial Select Sector SPDR® Fund
We have derived all information contained herein regarding The Financial Select Sector SPDR® Fund (the “XLF Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLF Fund. TD has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund.
The XLF Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust (the “Trust”). Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”) and its sponsor S&P Dow Jones Indices LLC (“S&P”). The Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index (the “target index”).
In seeking to track the performance of the target index, the XLF Fund employs a replication strategy, which means that the XLF Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.
The target index includes companies from the following industries according to the Global Industry Classification Standard (GICS®) (“GICS”): diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts (“Mortgage REITs”); consumer finance; thrifts and mortgage finance. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 and (2) each Select Sector Index is calculated by S&P’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Code.
As of September 30, 2020, ordinary operating expenses of the XLF Fund are expected to accrue at an annual rate of 0.13% of the XLF Fund’s average daily net asset value. Expenses of the XLF Fund reduce the net value of the assets held by the XLF Fund and, therefore, reduce the value of each share of the XLF Fund.
As of September 30, 2020, the XLF Fund’s five largest company holdings include: Berkshire Hathaway Inc. Class B (15.66%), JPMorgan Chase & Co. (10.88%), Bank of America Corporation (6.81%), Wells Fargo & Company (3.59%) and Citigroup Inc. (3.33%).
In making your investment decision you should review the prospectus related to the XLF Fund.
Shares of the XLF Fund are listed on the NYSE Arca under ticker symbol “XLF.”
Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the XLF Fund.

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Historical Information
The graph below illustrates the performance of the shares of the XLF Fund from October 21, 2010 through October 21, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg and have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

The Financial Select Sector SPDR® Fund  (XLF)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The Technology Select Sector SPDR® Fund
We have derived all information contained herein regarding The Technology Select Sector SPDR® Fund (the “XLK Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLK Fund (its “investment adviser”). TD has not undertaken an independent review or due diligence of any publicly available information regarding the XLK Fund.
The XLK Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust (the “Trust”). Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLK Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index (its “target index”).
In seeking to track the performance of the target index, the XLK Fund employs a replication strategy, which means that the XLK Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLK Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.
The target index includes companies from the following industries: technology hardware, storage, and peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; and wireless telecommunication services. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 and (2) each Select Sector Index is calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Code.
As of September 30, 2020, ordinary operating expenses of the XLK Fund are expected to accrue at an annual rate of 0.13% of the XLK Fund’s average daily net asset value. Expenses of the XLK Fund reduce the net value of the assets held by the XLK Fund and, therefore, reduce the value of each share of the XLK Fund.
As of September 30, 2020, the XLK Fund’s five largest company holdings include: Apple Inc. (23.70%), Microsoft Corporation (20.26%), Visa Inc. Class A (4.29%), NVIDIA Corporation (4.25%), Mastercard Incorporated Class A (3.80%) and Adobe Inc. (2.99%).
In making your investment decision you should review the prospectus related to the XLK Fund. Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.
Shares of the XLK Fund are listed on the NYSE Arca under ticker symbol “XLK.”
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. TD has not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset.

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Historical Information
The graph below illustrates the performance of the shares of the XLK Fund from October 21, 2010 through October 21, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg and have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
The Technology Select Sector SPDR® Fund (XLK)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The Health Care Select Sector SPDR® Fund
We have derived all information contained herein regarding The Health Care Select Sector SPDR® Fund (the “XLV Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLV Fund. TD has not undertaken an independent review or due diligence of any publicly available information regarding the XLV Fund.
The XLV Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified index (each, a “Select Sector Index”). The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500. The eleven Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLV Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance the Health Care Select Sector Index (the “target index”). The target index measures the performance of the Health Care sector of the U.S. equity market.
In seeking to track the performance of the target index, the XLV Fund employs a replication strategy, which means that the XLV Fund typically invests in substantially all of the securities represented in the Index in approximately the same proportions as the target index. Under normal market conditions, the XLV Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.
The target index includes companies from the following industries according to GICS: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500; and (2) each Select Sector index is calculated by S&P’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended.
As of September 30, 2020, ordinary operating expenses of the XLV Fund are expected to accrue at an annual rate of 0.13% of the XLV Fund’s average daily net asset value. Expenses of the XLV Fund reduce the net value of the assets held by the XLV Fund and, therefore, reduce the value of each share of the XLV Fund.
As of September 30, 2020, the XLV Fund’s five largest company holdings include: Johnson & Johnson (9.88%), UnitedHealth Group Incorporated (7.47%), Merck & Co., Inc. (5.29%), Pfizer Inc. (5.14%) and Abbott Laboratories (4.86%).
In making your investment decision you should review the prospectus related to the XLV Fund.
Shares of the XLV Fund are listed on the NYSE Arca under ticker symbol “XLV.”
Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. TD has not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset.

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Historical Information
The graph below illustrates the performance of the shares of the XLV Fund from October 21, 2010 through October 21, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg and have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

The Health Care Select Sector SPDR® Fund (XLV)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of a Note, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the discussion below regarding the constructive ownership rules of Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an

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unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The total “Underwriting Discount” and “Proceeds to TD” to be specified on the cover hereof will reflect the aggregate of the underwriting discount at the time TD established its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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